1 KNOWLES CORPORATION INSIDER TRADING AND CONFIDENTIALITY POLICY (Last revised February 7, 2023) During the course of your service at Knowles Corporation (together with its direct and indirect subsidiaries, “Knowles” or the “Company”), you may become aware of “material nonpublic information.” This Policy confirms procedures which employees and directors of Knowles must follow with regard to such information and establishes requirements applicable to trading in Knowles securities. Prohibition against Trading on Material Nonpublic Information You are strictly prohibited from trading in Knowles securities if you are aware of material nonpublic information regarding Knowles. This prohibition also applies to family members and others who share your household, as well as to persons or entities that you control. The only exception to this prohibition is if the trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. (See below for a discussion of Rule 10b5-1 plans.) Furthermore, if you are aware of material nonpublic information about another company, such as a supplier, customer or joint venture partner, or you learn that Knowles is planning a major transaction with another company (such as an acquisition), you are prohibited from trading in the securities of the other company until such information has been made public. You also are prohibited from “tipping” others with respect to any material nonpublic information, even if you do not trade in Knowles securities while in the possession of such information.

2 Definition of Trading on and Tipping Material Nonpublic Information “Trading” is any transaction related to buying or selling securities, including buying or selling stock, selling stock received from the exercise of stock options or Stock-Settled Stock Appreciation Rights, or SSARs (even if the sale is only to pay the exercise price or taxes), reallocating positions into or out of Knowles stock in any investment account, including within a 401(k) account, or trading interests in such securities (puts, calls, options, etc.). This includes buying or selling in accounts you control, including spousal accounts, custodial accounts, trusts, etc. Trading does not include (i) exercise of options or SSARs where you do not sell any stock in the open market or (ii) the automatic purchase of Knowles stock in your Knowles 401(k) account pursuant to standing instructions (normally through payroll deduction or company match). “Tipping” means directly or indirectly disclosing such information to any other person, including family members and relatives. “Material” information is difficult to describe exhaustively, but you should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold Knowles securities would be material. In general, any information that would alter the “total mix” of information available about Knowles will be significant to an investor. Information may be significant even if it would not alone determine the investor’s decision. Material information is often thought of as the type of information that might affect the price or volume of trading in securities. Examples include:  internal financial information which departs in any way from what the market knows or would expect – good or bad  changes in sales, earnings or dividends  significant new services or products  an important financing transaction, such as a significant drawdown on a credit facility or a securities offering  dividends, stock splits or other transactions relating to Knowles securities

3  mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets  major management changes or a change in accountants  sales or purchases by Knowles of its own securities  major litigation or investigations by governmental agencies, including settlement discussions  major transactions with other companies, such as joint ventures or licensing agreements  significant cybersecurity incident/breach Other information may constitute material nonpublic information. If you are in doubt about the materiality of any information, you should contact the Knowles Law Department. “Nonpublic” information is any information which has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, issuance of a press release by Knowles or the disclosure of the information in an SEC filing. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. As a policy matter, the Company believes that one full trading day following such an announcement is a reasonable waiting period in order for such information to be deemed to be public. Note that published rumors or statements other than by authorized representatives of Knowles, even if generally circulated in the media or on the internet, are not acceptable forms of “public disclosure” of information that is otherwise nonpublic. Rule 10b5-1 Trading Plans A Rule 10b5-1 plan is a trading plan that you can set up with a third party (such as a broker) to sell or buy a predetermined number of shares within a predetermined period of time and within predetermined price ranges and which is intended to satisfy the affirmative defense

4 conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”). The plan must be adopted in good faith (i.e., not as part of a scheme to evade the prohibitions of the U.S. securities laws) and at a time when you are not aware of material nonpublic information. If the plan is adopted in accordance with these and other requirements of Rule 10b5-1, it serves as an affirmative defense against liability under the U.S. securities laws for insider trading. Rule 10b5-1 plans are often used by executive officers and directors because such individuals are frequently in possession of material nonpublic information. It is the Company’s policy that trades may be made pursuant to a Rule 10b5-1 plan provided that: (i) such plan meets the requirements of Rule 10b5-1 under the Exchange Act, including the limitations on single-trade plans and overlapping plans; (ii) adoption of the plan was expressly authorized by a member of Knowles Law Department; and (iii) for plans of executive officers and directors, no trades can be initiated under the plan until the later of (x) ninety days after its adoption and (y) two business days after the release of final results on Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted (but not to exceed 120 days after adoption of the plan), and for plans of all other persons, no trades can be initiated under the plan until thirty days after its adoption. In addition, for the plans of executive officers, directors and certain other employees subject to “blackout period” restrictions, a Rule 10b5-1 plans may not be adopted during a “blackout period.” Furthermore, these persons must report any trade under a Rule 10b5-1 plan to the Knowles Law Department. Persons seeking to terminate or modify the material terms of an existing Rule 10b5-1 Plan must receive prior approval of the Knowles Law Department. Examples of Permissible and Prohibited Trading While in possession of material nonpublic information You learn that Knowles is planning to acquire another company. You may not trade in Knowles securities or in the securities of the other company so long as the information is nonpublic, and neither may your spouse or other family members or others living with you. You may not engage in “tipping” by providing this information to anyone. After the acquisition is announced, you

5 should wait a reasonable period of time in order for the market to react to the information before trading. Tipping material nonpublic information You learn that Knowles is planning to launch a new significant new microphone product. You mention to your neighbor that this new product will revolutionize the smartphone industry, and your neighbor decides to buy Knowles securities. You have committed illegal insider trading. Using a Rule 10b5-1 plan You learn that Knowles has greatly exceeded its earnings expectations for the quarter. Knowles has not yet announced its earnings, but you adopted a Rule 10b5-1 plan two months ago in accordance with this Policy at a time when you did not possess any material nonpublic information. You may allow trades to continue to be executed in Knowles securities in accordance with the terms of your Rule 10b5-1 plan even though earnings have not been made public. Practical Guidance for Handling Inside Information When you have information that may be considered material nonpublic information, you must exercise care in how you and others handle that information.  Limit the number of people who have access to the information on a “need to know” basis. This may mean that you select a few people to assist with a transaction, rather than using all department members.  Make sure those who need to have access to the information are advised of the confidential and material nonpublic nature of the information.

6  For third parties Knowles engages, like consultants or appraisers, make sure those parties who may receive confidential or material nonpublic information have entered into a confidentiality agreement to protect that information. The Knowles Law Department can assist in drafting the appropriate agreement.  Any documents or electronic files that may contain material nonpublic information should be stored in a manner that prevents disclosure of the information. This means locked conference rooms, file cabinets and desk drawers, and folders on shared drives that have access limited to those who have a “need to know.” If possible, encrypt electronic files that must be transmitted over the internet. You may want to review data security options with your IT Department for electronic files.  Consider using code names or disguising some of the terms of the transaction, such as the name of the company or product. You may want to avoid including some particularly sensitive terms, such as final price, in preliminary document drafts and only add that information into the final draft. Confidentiality Serious problems could be caused for Knowles and you by unauthorized disclosure of internal information about Knowles, whether or not for the purpose of facilitating improper trading in Knowles securities. Never discuss material nonpublic information in a public setting (in the elevator, on the train, etc.). In addition, Knowles personnel should not discuss internal matters or developments with anyone outside of Knowles, except as required in the performance of regular job requirements. This prohibition applies specifically (but not exclusively) to inquiries about Knowles which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Vice President of Investor Relations.

7 Special Note for Executive Officers, Directors and Certain Other Employees Directors, executive officers and certain other employees of Knowles are subject to additional restrictions and requirements when trading in Knowles securities, including the imposition of quarterly and event-specific blackout periods and the prohibition on short-swing profits for matched purchases and sales of Knowles securities within a six-month period under Section 16(b) of the Exchange Act. Those individuals have been notified in writing by the Knowles Law Department of those restrictions and requirements. If you are unsure whether you may be subject to these additional restrictions, you should contact the Knowles Law Department. * * * These are very serious matters. Trading in securities when you are aware of material nonpublic information is illegal and can result in jail sentences as well as civil penalties, including triple damages. Employees who violate this policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. If you have any question or doubt about the applicability or interpretation of this policy or the propriety of any desired action, please seek clarification from the Knowles Law Department. Do not try to resolve uncertainties on your own.

1 KNOWLES CORPORATION ADDENDUM TO THE INSIDER TRADING AND CONFIDENTIALITY POLICY For Directors, Executive Officers and Certain Others To help prevent inadvertent violations of the U.S. securities laws and to avoid even the appearance of trading on inside information, Knowles Corporation (together with its direct and indirect subsidiaries, “Knowles” or the “Company”) has adopted this Addendum to the Insider Trading and Confidentiality Policy (the “Policy”). This addendum is in addition to and supplements the Policy. This addendum applies to directors, executive officers, including officers subject to Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934 (the “Exchange Act”), and certain designated employees who have access to material nonpublic information about Knowles (collectively, “covered persons”). The Knowles Law Department has notified employees who are covered persons subject to this addendum. Quarterly and Event-Specific Blackout Periods; Window Periods Announcement of quarterly financial results almost always has the potential to have a material effect on the market for Knowles securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in Knowles securities during the period beginning on the first day of the third month of the quarter and ending after the first full NYSE trading day following the public release of Knowles’ earnings for that quarter. This is called a blackout period. This blackout period prohibition applies to all covered persons and also to their family members and others sharing the same household. The time when you may be allowed to trade is called a window period, and is the inverse of the quarterly blackout period. The quarterly window period begins after the first full NYSE

2 trading day following the release of Knowles’ earnings and ends on the last day of the second month of each quarter. Even if a window period is in effect, at no time may you trade Knowles securities if you are aware of material nonpublic information about Knowles, or if any other blackout period is in effect. From time to time, there may be material developments concerning Knowles (such as pending discussions regarding a material transaction or an important product or service development) for which the Knowles Law Department will impose an event-specific blackout period. The imposition, existence and termination of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Blackout periods do not apply to trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans. Pension Fund Blackout Periods During a pension fund blackout period, directors and executive officers generally are prohibited by federal law from transacting in Knowles stock. The term “blackout period” is defined in pertinent federal regulations and generally means a period in which 50% or more of the participants in Knowles’ Retirement Savings Plan are temporarily unable to conduct transactions in Knowles stock fund for more than three consecutive business days. Blackout periods may occur, for example, when there are certain administrative changes affecting the Retirement Savings Plan. Persons that are subject to the trading restrictions relating to pension fund blackout periods will be notified upon the implementation of any such period. The Section 16 Reporting Regime In general, Section 16 of the Exchange Act requires Knowles’ directors and Section 16 Officers (collectively, “Section 16 Reporting Persons”) to report to the SEC their ownership of,

3 and transactions in, Knowles common stock or other securities whose value is based on Knowles common stock (“Section 16 Securities”) in which they directly or indirectly have a personal (economic) interest. In many instances, Section 16 Securities may be attributed to a Section 16 Reporting Person even if he or she does not “own” them in the traditional sense. Because of the complexity of the reporting requirements of Section 16, Knowles will help to prepare and file these reports on behalf of Section 16 Reporting Persons. In order to do this, we must know promptly of each transaction involving Section 16 Securities which affects a Section 16 Reporting Person or any family member. See “Reporting Trades; Pre-clearing Trades” below. In any event, each Section 16 Reporting Person should remember that he or she is required by law to make these reports and bears ultimate responsibility for their accuracy and timeliness. Section 16(b): The “Short-Swing Profits” Rule In addition to potential liability under the insider trading rules of Section 10(b), Section 16 Reporting Persons could have liability under Section 16(b) of the Exchange Act in respect of transactions in Section 16 Securities. Section 16(b) imposes absolute liability on Section 16 Reporting Persons for any profits made (so-called “short-swing profits”) in any combination of non-exempt purchases and sales (or sales matched with any subsequent purchases) within six months of each other involving Section 16 Securities. In some instances, “profits” may be attributed to a Section 16 Reporting Person even when, in fact, the Section 16 Reporting Person had no actual profits, or even a loss. This is intended to discourage insiders from speculating in Section 16 Securities as to which they may have material non-public information, even where it is impossible to prove a violation of other insider trading prohibitions. Under Section 16(b), Knowles or any Knowles security holder may seek to recover any short-swing profits on Knowles’ behalf. While there are certain exemptions and exceptions, in general this rule is absolute, regardless of the intent or knowledge of the offender. Reporting Trades; Pre-clearing Trades As noted above, directors and executive officers are required under Section 16 of the Exchange Act to file a Form 4 with the SEC within two business days of any trade, including trades made pursuant to a Rule 10b5-1 plan. In order to ensure that all trades are properly

4 reported, it is Knowles’ policy that before acquiring or disposing of any Section 16 Securities (including dispositions by gift), all Section 16 Reporting Persons must clear the transaction in advance with the Knowles Law Department. Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you. We require that all Section 16 Reporting Persons submit to the Knowles Law Department a copy of any trade order or confirmation relating to the acquisition or disposition of Section 16 Securities (including dispositions by gift) within one business day of any such transaction. This information is necessary to enable us to monitor trading by Section 16 Reporting Persons and ensure that all such trades are properly reported to the SEC. Your adherence to this policy is vital to your protection as well as Knowles’. You should note that SEC rules require Knowles to publicly disclose when instances of late filing of trading reports occur. Your compliance with this policy will enable the Knowles Law Department to assist you in the timely filing of your Form 4s. Reporting Trading Plans and Arrangements Pursuant to Rule 408 of Regulation S-K of the Exchange Act (“Rule 408”), we are required to disclose on a quarterly basis whether any director or officer adopted or terminated any Rule 10b5-1 plan or “non-Rule 10b5-1 trading arrangement” (as defined in Rule 408). In order to ensure that all trading plans and arrangements are properly reported, it is Knowles’ policy that before entering into or terminating any Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement, all Section 16 Reporting Persons and other executive officers must clear the adoption or termination of such trading plan or arrangement in advance with the Knowles Law Department .

5 Post-Termination Transactions If you are aware of material nonpublic information when you terminate employment or services, you may not trade in Knowles securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Knowles securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.